Exhibit 23.2

CAWLEY, GILLESPIE & ASSOCIATES, INC. PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-233-2618	817-336-2461	713-651-9944
	FAX 817-877-3728	FAX 713-651-9960

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 25, 2011 relating to the proved oil and gas reserves of GeoResources, Inc. as of December 31, 2010, to the information derived from such reports and to the reference to this firm as an expert in this Registration Statement and prospectus.

/s/ Cawley, Gillespie & Associates, Inc.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693

Fort Worth, Texas

December 22, 2011